Exhibit 4.76

Capital Contribution Transfer Agreement

According to the shareholders’ meeting resolution, Hai Qi ("Transferor"), Jingye Sun and Li Ai ("Transferees") and Yang Yang (Original Shareholder) hereby enter into the following agreement:

1           Hai Qi agrees to transfer his 30% equity interests in Beijing Wireless Interactive Network Technology Co. Ltd., to Jingye Sun.

2           Jingye Sun agrees to accept from Hai Qi the 30% equity interests in Beijing Wireless Interactive Network Technology Co. Ltd.,

3           Hai Qi agrees to transfer his 30% equity interests in Beijing Wireless Interactive Network Technology Co. Ltd., to Li Ai.

4           Li Ai agrees to accept from Hai Qi the 30% equity interests in Beijing Wireless Interactive Network Technology Co. Ltd.,

5           The parties will start to go through the registration formalities for the change of shareholders of Beijing Wireless Interactive Network Technology Co. Ltd. starting from the execution date of this Agreement, the completion of the registration will be deemed as the consummation of the transfer. From the consummation date of the transfer, Transferor will not longer enjoy shareholders’ rights nor bear shareholders’ liabilities in connection with their original capital contributions, while each Transferee will enjoy shareholders’ rights and bear shareholders’ liabilities within its capital contribution.

6           Yang Yang agrees to the aforesaid transfer.

This Agreement will come into effect upon execution by the parties.

Transferor:

(Signature)  /s/ Hai Qi

Transferees:

(Signature)  /s/ Jingye Sun   /s/ Li Ai

Original Shareholder:
(Signature)  /s/ Yang Yang

Date: 2008-9-5